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Octel Corp. Investor Relations Citigate Sard Verbinnen

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Octel Corp. Reports 3rd Quarter 2005 Earnings

NEWARK, DELAWARE October 24, 2005 - Octel Corp. (NYSE: OTL) today announced its earnings for the third quarter ended September 30, 2005.

Summary

Third Quarter 2005

  Third quarter 2005 net loss after TEL business goodwill impairment and restructuring charges was $(9.1) million, or $(0.74) per diluted share, compared with net income of $9.1 million, or $0.70 per diluted share, for the third quarter 2004.

  TEL business goodwill impairment was a charge of $(7.4) million, or $(0.60) per diluted share, for the quarter compared with a charge of $(3.6) million or $(0.28) per diluted share for the same period in 2004.

  Restructuring charges were $(10.6) million, or $(0.86) per diluted share, for the quarter compared with $(1.2) million, or $(0.09) per diluted share, for the corresponding period in 2004.

  Petroleum Specialties operating income was $5.6 million for the quarter compared with $1.4 million for the corresponding period in 2004.

  Performance Chemicals operating income was a loss of $(0.5) million compared with a net income of $0.5 million for the corresponding period in 2004.

  Cash generation from operating activities was $19.5 million in the third quarter compared to $0.5 million for the corresponding period in 2004.

Nine Months 2005 Results

  The first nine months net loss after TEL business goodwill impairment and restructuring charges was $(116.3) million, or $(9.40) per diluted share, compared to a net income of $19.5 million, $(1.50) per diluted share, in the corresponding period last year.

  TEL business goodwill impairment was a charge of $(124.1) million, or $(10.03) per diluted share, for the first nine months, compared with $(23.0) million, or $(1.77) per diluted share, for the same period last year.

  Restructuring charges were $(25.1) million, or $(2.03) per diluted share, for the first nine months compared with $(5.5) million, or $(0.42), for the corresponding period last year.

  Petroleum Specialties operating income was $12.4 million in the first nine months of 2005 which represents a 77% growth over the same period in 2004.

  Performance Chemicals operating income was $1.3 million, $1.1 million better than the first nine months of 2004.

  Cash generation from operating activities was $15.9 million in the nine months to September 30, 2005 compared to $36.9 million for the corresponding period in 2004.

Paul Jennings, President and Chief Executive Officer, commented, "The results for the third quarter have seen the continuing growth of sales and profitability in the Petroleum Specialties business. As previously communicated, further restructuring actions were put into effect in the third quarter to address the TEL manufacturing cost base as a consequence of the loss of a major TEL customer in the second quarter. I also announced the need to realign the size of the executive structure and the corporate cost base to the challenges faced by a specialty chemicals company. These initiatives are already delivering results in the shape of lower corporate costs in the quarter. Performance Chemicals also demonstrates good sales growth over 2004 resulting from the recent acquisitions, although difficulties in passing on recent raw material price increases and the effect of the hurricanes in the USA held back profitability in the quarter. Octel is proactively working to address these issues with our customers and suppliers. Our plan for the remainder of 2005 remains to establish a fit for purpose cost structure, leverage the growth potential of the Specialty Chemical businesses and deliver sustainable performance in all our existing businesses."

Global Earnings and Cash Flow

The first nine month net loss of $(116.3), million or $(9.40) per diluted share, compared with a net profit of $19.5 million, or $1.50 per diluted share, for the same period last year.

The loss of $(116.3) million incorporated a non cash impact of $(124.1) million of charges relating to the impairments of TEL goodwill.

Cash flow from operating activities was a $15.9 million inflow for the first nine months of 2005. This compares to an inflow of $36.9 million for the comparative period last year. The primary causes of the decline in cash generation are the lower cash income, the timing of tax payments and the strategic build up of TEL inventory to accommodate the accelerated reduction in TEL manufacturing capacity to ensure an ongoing effective cost base.

Strategic Business Unit Performance (SBU)

TEL (tetraethyl lead) sales for the third quarter were $53.6 million, which represents a (19)% decline on the same period 2004. The decline over the third quarter 2004 was mainly due to the loss of a major customer, but this was offset by higher sales volumes to two other major accounts. TEL sales for the first nine months of 2005 were $157.9 million, which is also (19)% lower than the corresponding period in 2004. TEL operating income before impairment for the third quarter was $19.9 million, which represents a (33)% decline from the same period last year. TEL operating income before impairment for the first nine months was $61.5 million, which is (29)% lower than the corresponding period in 2004.

Petroleum Specialties reported a 25% acceleration in sales growth for the third quarter 2005 at $53.4 million and a year to date sales growth of 24% at $151.7 million. Sales in the EMEA, Americas and Asia Pacific regions were 18%, 30% and 39% respectively higher than in the third quarter 2004. Operating income at $5.6 million represents a 300% growth in the third quarter compared to the same period last year. Operating income was up 77% over the first nine months of 2004 at $12.4 million, fuelled by a number of initiatives that have started to bear fruit. These include leveraging our global customer base through a streamlined organisational structure. The new focused organisation will enhance the drive for customer intimacy to further accelerate progress.

Performance Chemicals operating profit for the first nine months of 2005 at $1.3 million represents a $1.1 million improvement from the prior year. Sales at $29.0 million represented a 49% growth for the third quarter versus the same period last year. Sales were 150% ahead of 2004 for the first nine months of 2005 at $92.1 million. This was due to the timing of the Leuna Polymer, Aroma & Fine Chemicals and Finetex acquisitions. The operating loss of $(0.5) million in the third quarter resulted primarily from non cash acquisition amortization expenses of $(0.4) million, difficulties in passing on recent raw material price increases to customers in a timely fashion at some of the businesses and operational delays due to the hurricanes in the USA.

Performance Chemicals results have been reclassified for all periods to include R&D costs previously reported in corporate costs.

Corporate costs quarter to quarter in 2005 and compared to the third quarter 2004 are 22% lower at $(6.0) million. The first nine months of 2005 represents an increase of $(2.1) million (10%) at $23.4 million. Costs increased due to the switch from a non cash pension credit to a non cash pension charge, other pension related costs and the costs of the governance special investigation undertaken in the first quarter 2005 but these increases have been partly offset by the savings from the reduction in the executive structure in 2005. Underlying corporate costs, excluding the FAS 87 pension charge, were down 33% compared to the third quarter 2004 and were down 5% compared to the nine months to September 30, 2004.

Restructuring Charge and Other Expenses

A charge of $(10.6) million was recognized in the third quarter 2005 primarily as a result of restructuring activity at the Ellesmere Port manufacturing facility with the associated increase in pension liabilities arising from restructuring, fixed asset write offs arising from the closure of the Fuel Technology Centre in the UK and the closure of the Manchester European Head Office. Provision has also been made to consolidate manufacturing activity at a subsidiary in the USA.

A charge of $(5.5) million was recognized in the quarter in respect of the 100% write down of Octel's 40% share in an investment. The company recognized exchange losses of $(4.2) million in the quarter.

TEL Goodwill Impairment

As previously highlighted, a non cash goodwill impairment charge continues to be a regular feature of the results. However, in our second quarter 2005 press release we communicated the loss of a major TEL customer. This has significantly reduced the expected future cash flows of the TEL business and as a result we recognized a larger than usual charge of $(101.9) million in the second quarter 2005. The charge in the third quarter was $(7.4) million, $3.8 million higher than the charge in the equivalent period in 2004.

Liquidity and Financial Condition

Octel is delighted to confirm that, after constructive discussions with its senior lenders, it has agreed the terms, subject to contract, of a new three and half year financing facility that will enable the Company to pursue its strategic objectives. The maturity date of the new financing facility will be May 2009. The Company initiated discussion with its senior lenders in Quarter 3 to review the bank debt repayment schedule and covenants to establish appropriate financing facilities that are aligned to Octel's requirements as a Specialty Chemicals company. The Company remains in compliance with all financial covenant arrangements as at September 30, 2005.

Octel Corp., a Delaware corporation, is a global chemical company specializing in high performance fuel additives and special and effect chemicals. The company's strategy is to manage profitably and responsibly the decline in world demand for its major product -- tetraethyl lead (TEL) in gasoline -- through competitive differentiation and stringent product stewardship, to expand its Specialty Chemicals businesses organically through product innovation and focus on customer needs, and to seek synergistic growth opportunities through joint venture, alliances, collaborative arrangements and acquisitions.

Certain of the statements made herein constitute forward-looking statements. Generally, the words "believe", "expect", "intend", "estimate", "project", "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. All statements which address operating performance, events or developments that we expect or anticipate will occur in the future -- including statements relating to volume growth, share of sales or earnings per share growth, and statements expressing general optimism about future operating results--are forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our present expectations or projections. As and when made, management believes that these forward-looking statements are reasonable. However, caution should be taken not to place undue reliance on such forward-looking statements since such statements speak only as of the date when made. Although we believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, moreover, there can be no assurance that actual results will not differ materially from our expectations. Among the risk factors which could cause actual results to differ materially from expectations are the risks and uncertainties discussed in the annual report on Form 10-K and those described from time to time in the Company's other filings with the SEC. These include, without limitation, the timing of orders received from customers, the gain or loss of significant customers, competition from other manufacturers and changes in the demand for our products, including the rate of decline in demand for TEL, and business and legal risks inherent in non-US activities, including political and economic uncertainty, import and export limitations and market risks related to changes in interest rates and foreign exchange rates, successful completion of planned disposals, material fines or other penalties resulting from its voluntary disclosure to OFAC, and the existence and impact of any deficiencies or material weaknesses or remedial actions taken by the Company in respect of a potential violation of the Code of Ethics by the Chief Executive Officer which may have resulted in a potential violation of certain laws and regulations by the Chief Executive Officer and the Company, and compliance with Section 404 of the Sarbanes-Oxley Act of 2002. In addition, increases in the cost of product, changes in the market in general and significant changes in new product introduction could result in actual results varying from expectations. Should one or more of these risks materialize (or the consequences if such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those expected. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

OCTEL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended September 30		Nine Months Ended September 30

	2005	2004	2005	2004
	(millions of dollars except per share data)

Net sales	$136.0	$128.5	$401.7	$354.4
Cost of goods sold	(90.2)	(76.7)	(258.0)	(201.2)
Gross profit	45.8	51.8	143.7	153.2

Selling, general and admin.	(20.9)	(23.0)	(73.4)	(66.0)
Research and development	(2.7)	(2.6)	(9.0)	(7.6)
Restructuring charge	(10.6)	(1.2)	(25.1)	(5.5)
Amortization of intangible assets	(3.2)	(2.5)	(9.5)	(7.5)
Impairment of TEL business goodwill	(7.4)	(3.6)	(124.1)	(23.0)
Other net (expenses) / income	(9.8)	(3.2)	(9.5)	0.5
Interest expense (net)	(1.9)	(1.3)	(5.5)	(3.8)
Total	(56.5)	(37.4)	(256.1)	(112.9)
(Loss) / income before income taxes and minority interest	(10.7)	14.4	(112.4)	40.3
Minority interest	(0.2)	-	(0.2)	(1.9)
Income taxes	1.8	(5.6)	(3.7)	(18.4)
(Loss) / income from continuing operations	(9.1)	8.8	(116.3)	20.0
Discontinued operations, net of tax	-	0.3	-	(0.5)
Net (loss) / income	$(9.1)	$9.1	$(116.3)	$19.5

(Loss) / earnings per share Basic	$(0.74)	$0.73	$(9.40)	$1.58
Diluted	$(0.74)	$0.70	$(9.40)	$1.50

Weighted average shares Basic	12,359	12,445	12,378	12,342
outstanding in thousands Diluted	12,359	13,071	12,378	13,009

ANALYSIS OF BUSINESS UNIT RESULTS
	2005	2004	2005	2004
	(millions of dollars)
Net sales
TEL	$53.6	$66.3	$157.9	$194.8
Petroleum Specialties	53.4	42.8	151.7	122.7
Performance Chemicals	29.0	19.4	92.1	36.9
Total	136.0	128.5	401.7	354.4

Gross profit
TEL	25.6	35.3	80.0	104.7
Petroleum Specialties	16.0	12.7	47.2	40.1
Performance Chemicals	4.2	3.8	16.5	8.4
Total	45.8	51.8	143.7	153.2

Operating income
TEL	19.9	29.5	61.5	86.2
Petroleum Specialties	5.6	1.4	12.4	7.0
Performance Chemicals*	(0.5)	0.5	1.3	0.2
Total SBU Operating income	25.0	31.4	75.2	93.4

FAS 87 pension (charge) / credit	(0.4)	0.7	(1.3)	2.0
Underlying Corporate costs*	(5.6)	(8.4)	(22.1)	(23.3)
Total Corporate costs	(6.0)	(7.7)	(23.4)	(21.3)
Restructuring charge	(10.6)	(1.2)	(25.1)	(5.5)
Impairment of TEL business goodwill	(7.4)	(3.6)	(124.1)	(23.0)
Other net (expenses) / income	(9.8)	(3.2)	(9.5)	0.5
Interest expense (net)	(1.9)	(1.3)	(5.5)	(3.8)
(Loss) / income before income taxes and minority interest	$(10.7)	$14.4	$(112.4)	$40.3

*Certain research and development activities which were previously included within corporate costs have been reallocated to the Performance Chemicals strategic business unit. The 2004 comparatives reflect this change.

FAS 87 pension charges included in corporate costs have been separated from other underlying corporate costs.

Schedule 2

OCTEL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
	September 30 2005	December 31 2004
Assets	(millions of dollars)
Current assets
Cash and cash equivalents	$64.6	$33.3
Restricted cash*	4.4	-
Accounts receivable, less allowance	75.7	84.4
of $2.8 (2004 - $4.0)
Inventories	92.3	76.9
Prepaid expenses	7.4	5.0
Total current assets	244.4	199.6

Restricted cash*	-	4.8
Net property, plant and equipment	68.5	71.8
Goodwill	211.3	332.2
Intangible assets	46.3	48.6
Prepaid pension cost	115.5	122.9
Deferred finance costs	0.6	1.4
Other assets	2.9	9.3
	$689.5	$790.6
Liabilities and Stockholders' Equity
Short term borrowings	$34.9	$30.2
Current portion of plant closure provisions	11.3	10.0
Current portion of deferred income	2.0	2.0
Other current liabilities	102.2	127.2
Plant closure provisions (net of current portion)	20.3	18.6
Deferred income taxes	45.0	44.4
Deferred income (net of current portion)	3.4	4.4
Long-term debt	130.1	94.1
Other liabilities	16.2	13.7
Minority interest	0.2	0.2
Total Stockholders' Equity	323.9	445.8
	$689.5	$790.6

*As part of the consideration for Aroma & Fine Chemicals the Company issued the vendors with GBP2.5m ($4.4m) of loan notes. Under the terms of the agreement the loan notes have been secured by an equal amount of restricted cash in escrow. The loan notes are due to be paid in two equal tranches in January and September 2006.

Schedule 3

OCTEL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
	Nine Months Ended September 30
	2005	2004
	(millions of dollars)
Cash Flows from Operating Activities

Net (loss) / income	$(116.3)	$19.5
Adjustments to reconcile net income to cash provided by
operating activities:
Depreciation and amortization	20.5	16.9
Impairment of TEL business goodwill	124.1	23.0
Deferred income taxes	(1.9)	0.6
Changes in working capital	(15.7)	(24.6)
Income taxes and other current liabilities	(15.0)	8.1
Movement in provision for unconsolidated investments	6.2	-
Movement in plant closure provisions	2.5	(1.4)
Movement in pension prepayment	7.4	(5.3)
Movements in other non-current liabilities	1.7	(0.1)
Other	2.4	0.2
Net cash (used in) / provided by operating activities	15.9	36.9

Cash Flows from Investing Activities

Capital expenditures	(5.0)	(5.0)
Business combinations, net of cash acquired	(22.3)	(75.2)
Increase in restricted cash	-	(4.5)
Other	0.1	(3.1)
Net cash used in investing activities	(27.2)	(87.8)

Cash Flows from Financing Activities

Net increase in borrowings	41.1	38.3
Dividends paid	(1.7)	(0.7)
Issue of treasury stock	1.3	5.3
Repurchase of common stock	(2.0)	(2.5)
Minority interest	0.2	(0.5)
Refinancing costs	-	(2.6)
Net cash provided by financing activities	38.9	37.3
Effect of exchange rate changes on cash	3.7	2.3
Net change in cash and cash equivalents	31.3	(11.3)

Cash and cash equivalents at beginning of period	33.3	46.1
Cash and cash equivalents at end of period	$64.6	$34.8